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                          [CIBC WOOD GUNDY LETTERHEAD]

March 14, 1997


Mr. Peter G. Graf
Chairman and Chief Executive Officer
PhoneTel Technologies, Inc.
650 Statler Office Tower
1127 Euclid Avenue
Cleveland, OH 44115

Gentlemen:

      This agreement (the "Agreement") will confirm that PhoneTel Technologies, Inc. and its subsidiaries (collectively, the "Company") have retained CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy") as the Company's lead book running underwriter, placement agent or initial purchaser, as the case may be, on the terms and conditions set forth herein, in connection with, but not limited to:
(i) the proposed issuance to institutional investors of up to $175 million aggregate principal amount of high yield debt securities of the Company, preferred stock, or private common equity (the "Securities"), (ii) the obtaining of a new senior credit facility of up to S100 million (the "Senior Financing") and (iii) the issuance of up to $125 million of additional high yield debt or equity securities to finance other potential acquisitions (the "Future Financing" and together with the "Securities" and the "Senior Financing", the "Financing"). The net proceeds to the Company from the Securities and the Senior Financing principally will be used to finance the acquisition (the "Acquisition") of Communications Central Inc. ("CCI") and to refinance CCI's existing indebtedness pursuant to a merger agreement dated as of March 14, 1997 (the "Acquisition Agreement"), fund working capital and for general corporate purposes, including potential acquisitions (the "Transaction"). This letter shall supersede the engagement letter dated
March 7, 1997 between the Company and CIBC Wood Gundy.

      1. Retention. (a) Subject to the provisions set forth below in this Agreement, the Company hereby retains CIBC Wood Gundy as its lead book running underwriter, placement agent or initial purchaser, as the case may be, in connection with the Financing. The Company agrees that during the term of this Agreement, it will not directly, or indirectly, offer the instruments comprising the Financing (whether in the form of a loan, debt securities or preferred stock) to, or solicit any offer to purchase any of the same from, or otherwise contact, approach or negotiate in respect thereof with, any person or persons, other than through CIBC Wood Gundy, except that the Company may work with ING, GE Capital, or Cerberus Partners or their affiliates

(collectively, the "Permitted Parties") regarding Senior Financing and with current equity owners and parties previously contacted by or on behalf of the Company (the "Equity Parties") regarding the purchase of preferred stock and common equity. The Company further represents that (i) it is not currently in discussions or under any agreement with any other placement agent, underwriter or financial institution with respect to a private or public offering of the instruments comprising the Financing, or any other debt or preferred stock instrument, whether in the form of a loan or securities other than with the Permitted Parties regarding Senior Financing, with the Equity Parties regarding preferred stock and common equity and with respect to public common equity and
(ii) it will not enter into any such discussions or agreement with any other initial purchaser, placement agent, underwriter or financial institution during the term of this Agreement with respect to a private or public offering of the instruments comprising the Financing, whether in the form of a loan, debt or preferred stock securities, other than with the Permitted Parties regarding Senior Financing, with the Equity Parties regarding preferred stock and private common equity and with respect to sales of public common equity. The Company agrees that CIBC Wood Gundy will have the exclusive right to act as sole underwriter/placement agent or initial purchaser in connection with any issuance of high yield debt Securities unless the Company shall have received, prior to the date on which Offering Materials are provided to prospective purchasers of such high yield debt Securities, a commitment to provide Senior Financing of at least $100 million by a Permitted Party on terms not in conflict with an offering of Securities as determined by CIBC Wood Gundy at its reasonable discretion.

(b) In addition, if the Company determines to sell the inmate phone lines currently owned by CCI, the Company agrees that it will retain CIBC Wood Gundy as financial advisor or sale agent in connection with such sale.

      2. Compensation. (a) In consideration for services rendered hereunder as financial advisor or lead book running underwriter, placement agent, or initial purchaser, as the case may be, the Company agrees to pay to CIBC Wood Gundy, on the date the Transaction is consummated (the "Closing Date"):

(i) A cash placement fee equal to 3.5% of the purchase price of high yield debt securities issued under a new indenture;

(ii) A cash placement fee equal to 4.0% of the liquidation value of preferred equity securities issued. For the purposes of calculating fees in this paragraph (ii), the proceeds of sales of preferred equity to the Equity Parties shall be excluded;

(iii) A cash placement fee equal to 6.0% of the gross proceeds from the sale or placement of private common equity. For the purposes of calculating fees in this paragraph (iii), the proceeds of sales of private equity to the Equity Parties shall be excluded;

(iv) A cash placement fee of 2.5% of the committed amount of Senior Financing other than that obtained from the Permitted Parties. For purposes of the previous sentence, "committed amounts" shall refer to, among other things, both drawn and undrawn amounts under any Senior Financing;

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(v)   A cash advisory fee equal to $625,000 for financial advisory services provided in connection with the solicitation of consents and/or waivers from holders of the Company's outstanding 12% Senior Notes due 2006; and

(vi) In the event that CIBC Wood Gundy is retained as financial advisor or sale agent for a transaction involving the sale of the inmate phone lines currently owned by CCI, the Company agrees to pay CIBC Wood Gundy a cash fee equal to 1.0% of the consideration received by the Company from such sale. For purposes of this Agreement, the term "consideration" means an amount equal to the sum of (i) the maximum aggregate cash consideration paid, and payable, plus the fair market value of any securities issued or property distributed or distributable, directly or indirectly, to the seller or its security holders in connection with a sale and (ii) the aggregate amount of any interest bearing indebtedness assumed or refinanced by the buyer, whether or not recourse or non-recourse, and not included in clause (i) of this sentence.

If the Company consummates the Acquisition, the Company shall pay CIBC Wood Gundy a minimum cash fee of $1,000,000, which shall be credited against any amounts due under Sections 2 (a)(i), (ii), (iii), (iv) or 2(c), but not against any fees due under Sections 2(a)(v) or (vi).

All such placement or underwriting fees shall be paid directly out of the proceeds of the Financing by wire transfer or by delivery to CIBC Wood Gundy of a certified or official bank check or checks payable to its order in immediately available funds.

As financial advisor or lead book running underwriter, placement agent or initial purchaser, as the case may be, with respect to the above-mentioned Financing, CIBC Wood Gundy shall receive:

1. Notwithstanding the last sentence of Section 1(a), no less than 80% of the fees as outlined in Section 2(a)(i) on the sale of high yield debt securities;

2. No less than 85% of the fees as outlined in Section 2(a)(ii) on the sale of preferred equity securities;

3. No less than 100% of the fees as outlined in Section 2(a)(iii) on the sale of private common equity securities;

4. No less than 100% of the fees as outlined in Section 2(a)(iv) with respect to the placement of the Senior Financing;

5. No less than 100% of the fees as outlined in Section 2(a)(v) with respect to financial advisory services provided in connection with the solicitation of consents and/or waivers from holders of the Company's 12% Senior Notes due 2006; and

6. No less than 100% of the fees as outlined in Section 2(a)(vi) with respect to services provided as financial advisor or sale agent in connection with the sale of the inmate phones currently owned by CCI.

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      (b) In addition to the fees payable pursuant to Section 2(a) above and whether or not the Financing is consummated, the Company hereby agrees to reimburse CIBC Wood Gundy promptly upon request (not less frequently than monthly) and upon presentation of appropriate documentation thereof in reasonable detail for all out-of-pocket expenses (including but not limited to, word processing charges, messenger and duplicating services, facsimile expenses, research document expenses, travel expenses, roadshow and rating agency expenses and other customary expenditures) incurred by it in connection with the proposed Financing, (i) excluding the fees and expenses of legal counsel to CIBC Wood Gundy with respect to the Financing, if the Financing is in the form of the Securities and (ii) including the reasonable fees and expenses of legal counsel to CIBC Wood Gundy with respect to the Financing, if the Financing is in the form of Senior Financing. Amounts payable pursuant to this Section 2(b) and Section 2(a) may be withheld by CIBC Wood Gundy from the payment to the Company of the proceeds of the sale or placement of the instruments comprising the Financing.

      (c) CIBC Wood Gundy's engagement relating to the Financing under this Agreement may be terminated by either the Company or CIBC Wood Gundy upon five days written notice in writing delivered to the other party. If the Company consummates the Financing (or any of the individual components thereof) prior to the Expiration Date (as defined herein) of this Agreement, with any institution other than CIBC Wood Gundy, then CIBC Wood Gundy shall be entitled to receive all of the amounts payable under Sections 2(a) and 2(b). In addition, unless CIBC Wood Gundy terminates this Agreement, if the Company consummates the Financing (or any of the individual components thereof) within twelve months after the Expiration Date, CIBC Wood Gundy shall be entitled to receive all of the amounts payable under Sections 2(a) and 2(b). In the event that this Agreement expires, or is terminated for any reason, the Company shall promptly pay CIBC Wood Gundy all amounts due under Section 2(b).

      (d) Except as set forth herein, no fee paid or payable to CIBC Wood Gundy or any of its affiliates shall be credited against any other fee paid or payable to CIBC Wood Gundy or any of its affiliates. Nothing contained in this Agreement shall require CIBC Wood Gundy to purchase any securities or make any investment in the Company for its own account, directly or indirectly or result in CIBC Wood Gundy being held liable by the Company or any of its affiliates or stockholders as a result of the forfeiture of the deposits that may be made by the Company in connection with the Acquisition or any other damages to which the Company may be subject under the Acquisition Agreement as a result of the failure to consummate the Financing.

      3. Offering Materials. (a) The Company represents and warrants to CIBC Wood Gundy that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by CIBC Wood Gundy, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by equitable principles affecting the availability of remedies in the nature of specific performance and except as rights to indemnification may be limited by federal or state laws.

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      (b) The Company will furnish CIBC Wood Gundy, as appropriate, with a private placement memorandum, offering memorandum, prospectus, and/or bank book in form satisfactory to CIBC Wood Gundy with respect to the Financing and the Transaction (the "Offering Materials"). CIBC Wood Gundy shall assist the Company in the preparation of the Offering Materials, provided that the Company shall be solely responsible for the form and content thereof.

      (c) CIBC Wood Gundy will perform due diligence; however the Company recognizes and confirms that CIBC Wood Gundy (A) will use and rely primarily on the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (B) is authorized as the Company's lead book running underwriter, placement agent or initial purchaser, as the case may be, with respect to the Financing to transmit to any prospective purchaser of the Securities or lender under the Senior Financing, a copy or copies of the Offering Materials, forms of purchase agreements, credit and loan agreements and any other legal documentation supplied to CIBC Wood Gundy expressly for transmission to any prospective purchaser or lender by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of CIBC Wood Gundy's services hereunder or any transaction contemplated hereby; (C) does not assume responsibility for the accuracy or completeness of the Offering Materials and such other information; (D) will not make an appraisal of any assets of the Company; and (E) reserves the right to continue to perform due diligence during the course of the engagement until the Financing or its individual components, as the case may be, is consummated or until the Expiration Date. CIBC Wood Gundy agrees to keep the Offering Materials confidential so long as such materials remain non-public, unless disclosure is required by law or requested by any government or regulatory agency or body (and then only after giving the Company notice and an opportunity to contest such disclosure to the extent practicable), and CIBC Wood Gundy will not make use thereof, except in connection with its services hereunder for the Company.

      (d) The Company agrees that any reference to CIBC Wood Gundy or any release, communication, or material distributed to prospective purchasers of the Securities or prospective lenders under the Senior Financing is subject to CIBC Wood Gundy's prior written approval (which approval shall not be unreasonably withheld), except to the extent required by law (in which case the appropriate party shall so advise the other in writing prior to such use and, to the extent practicable, shall consult with the other with respect to the form and timing of disclosure). If CIBC Wood Gundy resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to CIBC Wood Gundy.

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      (e) Without CIBC Wood Gundy's prior written consent, no advice rendered by CIBC Wood Gundy in connection with the services performed by CIBC Wood Gundy pursuant to this Agreement will be quoted by the Company, its affiliates or representatives nor will any such advice be referred to in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by such person, except to the extent required by law (in which case the appropriate party shall so advise the other in writing prior to such use and, to the extent practicable, shall consult with the other with respect to the form and timing of disclosure).

      (f) The Company represents that the Offering Materials do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that the Company makes no representation with respect to (i) any of the projections contained therein or (ii) any information supplied by CIBC Wood Gundy in writing for inclusion in the Underwriting or Plan of Distribution sections in the Offering Materials. The Company agrees to advise CIBC Wood Gundy immediately of the occurrence of any event or any other change known to it which results in the Offering Materials containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      4. Indemnity. In consideration of CIBC Wood Gundy's agreement to act on behalf of the Company and notwithstanding any limitations set forth herein, the Company agrees to indemnify and hold harmless CIBC Wood Gundy, its agents, employees, officers and directors, and any person who controls CIBC Wood Gundy within the meaning of Section 15 of the Securities Act, as amended (the "Act") or Section 20 of the Securities Exchange Act of 1934, as amended (each, an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, all reasonable legal expenses, any and all other expenses incurred in investigating, preparing or defending against any action or proceeding to which, jointly or severally such Indemnified Parties, become subject, which arise out of or are based upon (i) any transaction, financing or otherwise, contemplated by this Agreement, the retention of CIBC Wood Gundy under this Agreement, the performance of services by CIBC Wood Gundy hereunder or any involvement or alleged involvement of CIBC Wood Gundy in the Financing (or any of the components thereof), or (ii) any untrue statement or alleged untrue statement of fact contained in any information (oral or written) or document furnished or made available by the Company (including, without limitation, the Offering Materials, as from time to time amended and supplemented), directly or through CIBC Wood Gundy or otherwise, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification under this Section 4 with respect to any action, suit or proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered against such Indemnified Party based primarily upon his gross negligence, willful malfeasance, bad faith, or material breach of this Agreement ("Disabling Conduct") and any payment or reimbursement made to such Indemnified Party by the Company in connection with any such action or proceeding will be repaid by such Indemnified Party to the Company.

      If any action or proceeding (including any governmental proceeding) is brought or asserted against an Indemnified Party in respect of which indemnity may be sought against the Company, such Indemnified Party shall promptly notify the Company in writing of the institution of such action or proceeding. Each Indemnified Party shall give the Company prompt notice upon becoming aware of any claim for which indemnity or contribution may be sought hereunder; failure to provide such notice will not, however, relieve the Company from any obligation or liability it has hereunder or otherwise. The Company, at its option, may assume the defense of any such claim with counsel reasonably satisfactory to CIBC Wood Gundy, except if such Indemnified Party has been advised by counsel that, due to a conflict of interests or because there may be legal defenses available to such Indemnified Party that are different from or additional to defenses available to the Company, separate counsel for the Company and such Indemnified Party is advisable in which case, the reasonable fees and expenses of CIBC Wood Gundy's counsel shall be at the expense of the Company; provided, that, upon invoking such option to assume the defense on behalf of CIBC Wood Gundy or any Indemnified Party, the Company shall unconditionally and irrevocably commit in writing to bear all risk with respect to such claim and to keep such Indemnified Party informed of the progress of any such claim.

      The Company agrees that, without the prior written consent of each of the relevant Indemnified Parties, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (i) that involves any equitable relief that binds or purports to bind such Indemnified Parties (whether or not such Indemnified Parties are actual or potential parties to such pending claim, action or proceeding) and (ii) unless such settlement, compromise or consent includes an unconditional release for such Indemnified Parties from all liability arising out of such pending claim, action or proceeding. CIBC Wood Gundy and each such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of CIBC Wood Gundy or such Indemnified Party unless (a) the Company has agreed to pay such fees and expenses, or (b) the Company shall have failed to assume the defense of such action or proceeding. Unless the Company fails to either (i) assume the defense of an action or proceeding or (ii) confirm in writing its obligations with respect to such action or proceeding, the Company shall not be liable for any settlement of any such action or proceeding effected without its written consent (which shall not be unreasonably withheld or delayed), but if the Company has failed to either (i) assume such defense or
(ii) confirm in writing its obligations with respect to such action or proceeding, if such claim is settled with the Company's written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless CIBC Wood Gundy and any such Indemnified Party from and against any loss, liability damage or expense by reason of such settlement or judgment as provided in this Section 4, except with respect to Disabling Conduct on the part of any such Indemnified Party.

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      If the indemnification provided for in this Section 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities and expenses referred to herein or insufficient to hold an Indemnified Party harmless (other than by reason of such Person's Disabling Conduct), then the Company agrees that in lieu of indemnifying such Indemnified Party, it shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by them on the one hand and the Indemnified Party on the other from the proceeds of the Financing or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Indemnified Party on the other in connection with the untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Indemnified Party on the other shall be deemed to be in the same proportion as the total proceeds from the Financing, less the value of the compensation actually received by such Indemnified Party pursuant to the first sentence of Section 2(a) hereof with respect to the Financing (or the individual components thereof), bears to such compensation. The relative fault of the Company on the one hand and of the Indemnified Party on the other shall be determined by reference to, among other things, whether such untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) relate to information supplied or action taken by the Company on the one hand or by the Indemnified Party on the other and the relevant persons' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements, omissions or actions. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The Company and CIBC Wood Gundy agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

      The aforesaid indemnity and contribution agreements shall apply to any related activities engaged in by any Indemnified Party prior to this date and to any modification of CIBC Wood Gundy's engagement hereunder, and shall remain in full force and effect regardless of any investigation made by or on behalf of CIBC Wood Gundy or any of its agents, employees, officers, directors or controlling persons and shall survive the closing of the Financing (or the individual components thereof). The Company agrees promptly to notify CIBC Wood Gundy of the commencement of any litigation or proceeding against it or any of its directors, officers, agents or employees in connection with the transactions contemplated hereby. The agreements contained in this Section 4 shall remain in full force and effect following the completion or termination of CIBC Wood Gundy's engagement hereunder and shall be in addition to any liability that the Company may otherwise have to CIBC Wood Gundy and its agents, employees, officers, directors or controlling persons.

      The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, its owners, creditors or securityholders for or in connection with advice or services rendered or to be rendered by CIBC Wood Gundy pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Party's actions or inaction in connection with any such advice, services or transactions except for liabilities (and related expenses) of the Company that are determined by a final judgment of a court of competent jurisdiction to have resulted primarily from such Indemnified Party's Disabling Conduct.

      5. Survival of Certain Provisions. The representations, warranties, covenants and confidentiality provisions contained in Section 3, the provisions contained in Section 4 of this Agreement and the Company's obligation to pay CIBC Wood Gundy any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of (a) any completion or termination of the Transaction, (b) any termination of this Agreement, or (c) any investigation made by or on behalf of CIBC Wood Gundy or any affiliate of CIBC Wood Gundy, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, CIBC Wood Gundy, the indemnified parties and any such person.

      6. Conditions of Engagement. It is understood that the obligations of CIBC Wood Gundy are to use its best efforts to place the Financing and there is no obligation on the part of CIBC Wood Gundy to purchase any of the instruments comprising the Financing. The obligations of CIBC Wood Gundy are subject to satisfactory completion of a due diligence investigation by CIBC Wood Gundy and its counsel, market conditions and the form and terms of the instruments comprising the Financing (or any individual components thereof), the Offering Materials and all related documents being mutually acceptable to the Company and CIBC Wood Gundy.

      7. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at Joseph Graf & Company, 6 East 43rd Street, New York, NY 10017 Attention: Mr. Peter G. Graf; and (b) if to CIBC Wood Gundy, at its offices at 425 Lexington Avenue, 3rd Floor, New York, New York 10017,
Attention: Mr. James J. Moglia.

      The parties hereto, by written notice to the other parties, may designate additional or different addresses for subsequent notices or communications.

      8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      9. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

      10. Choice of Law, Jurisdiction, Recovery of Attorney's Fees. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to its conflict of laws provisions). The Company hereby irrevocably submits to the exclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any suit, action or proceeding related to this agreement or any of the matters contemplated hereby, irrevocably waives any defense of lack of personal jurisdiction and irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. The Company irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Company further agrees to pay or reimburse CIBC Wood Gundy for all reasonable costs and expenses incurred by CIBC Wood Gundy in connection with the enforcement of any of its rights under this Agreement, including without limitation, all reasonable attorneys fees and expenses of its counsel.

      11. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

      12. Press Announcements. At any time after the consummation or other public announcement of the sale of the instruments comprising the Financing, and with prior approval of the Company (which approval shall not be unreasonably withheld or delayed), CIBC Wood Gundy may place an announcement (at its expense) in such newspapers and publications as it may choose with respect to its role in the Transactions.

      13. Term. Except as provided herein, the Agreement shall run from the date of this letter to March 14, 1998 or such earlier date as CIBC Wood Gundy's engagement hereunder is terminated pursuant to Section 2(c) hereof (the "Expiration Date") unless extended by mutual consent of the parties.

      14. Amendment. This Agreement may not be modified or amended except in writing duly sworn by the parties hereto.

      15. Enforceability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Please sign and return the original and one copy of this letter to indicate your acceptance of the terms set forth herein whereupon this letter and your acceptance shall constitute a binding agreement between the Company and CIBC Wood Gundy.


                                             Very truly yours,


                                             CIBC WOOD GUNDY SECURITIES CORP.


                                             By: /s/ James J. Moglia
                                                ---------------------------
                                                Mr. James J. Moglia
                                                Managing Director

Accepted and agreed to
as of March 14, 1997

PHONETEL TECHNOLOGIES, INC.


By: /s/ Peter G. Graf
   -------------------------------
   Mr. Peter G. Graf
   Chairman of the Board and Chief Executive Officer


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